Item 30. Exhibit (g) ii. a.

AUTOMATIC AND FACULTATIVE YRT REINSURANCE AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY

(the “Reinsurer”)

Effective Date: July 1, 2024

Coverage: [    ]

TAI Codes: [    ]

Reinsurer Agreement # [    ]

Automatic and Facultative YRT Reinsurance Agreement

2

Automatic and Facultative YRT Reinsurance Agreement

3

Automatic and Facultative YRT Reinsurance Agreement

4

Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 1: PREAMBLE

Section 1.1 – Parties to this Agreement

This is an automatic and facultative YRT reinsurance agreement (the “Agreement”) solely between Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts (“MassMutual”), MML Bay State Life Insurance Company of Springfield, Massachusetts (“MML Bay State”) and C.M. Life Insurance Company of Springfield, Massachusetts (“C.M. Life,” and, collectively with MassMutual and MML Bay State, the “Ceding Company”) and Munich American Reassurance Company of Atlanta, Georgia (the “Reinsurer”). The Ceding Company and the Reinsurer may be referred to individually as a “Party” or collectively as the “Parties”.

The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relationship between the Reinsurer and any other party, including but not limited to, the insured, owner, beneficiary, or assignee of any insurance Policy of a Ceding Company. Reinsurer shall not be liable for any claims, suits, or actions as a result of any fraud or criminal activity of any kind committed by the Ceding Company or its representatives.

This Agreement represents the entire contract between the Ceding Company and the Reinsurer and supersedes, with respect to its subject, any prior oral or written agreements.

Commencing on the Effective Date, the Reinsurer shall provide reinsurance coverage to each Ceding Company subject to the provisions of this Agreement on the basis stated hereinafter in the attached Articles and Exhibits. These Articles and Exhibits, or parts thereof may be changed or modified upon written agreement between the Ceding Company and the Reinsurer.

The obligations of the Ceding Company under this Agreement shall be performed by MassMutual, MML Bay State or C.M. Life, as applicable, based on which entity issued the Policies to which such obligations relate, and such obligations shall be several and not joint in nature with respect to each such entity. For the avoidance of doubt, the entities named as Ceding Company under this Agreement are separate and distinct entities and have entered into one reinsurance agreement solely for ease of administration. The obligations of one entity named as Ceding Company entity do not become the obligations of another entity named as Ceding Company simply by virtue of being a Party to this Agreement or their relationship to one another.

ARTICLE 2: DEFINITIONS

Section 2.1 – Definitions

Agreement shall have the meaning set forth in Section 1.1.

Automatic Binding Limit shall have the meaning set forth in Sections 2.c of Exhibit B and Exhibit B-1.

Breach of Security shall have the meaning set forth in Section 24.1.

CCPA shall mean the California Consumer Privacy Act of 2018, Cal. Civ. Code §§ 1798.100 et seq., as amended, and any rules and regulations issued thereunder.

Ceding Company shall have the meaning set forth in Section 1.1.

Claim Expenses shall have the meaning set forth in Section 11.5.

Company Information shall mean any data transferred to the Reinsurer by the Ceding Company in connection with this Agreement, including any Personal Information.

Confidential Information shall have the meaning set forth in Section 21.1.

5

Automatic and Facultative YRT Reinsurance Agreement

DAC Tax Election shall have the meaning set forth in Article 16.

Effective Date shall have the meaning set forth in Section 23.1.

Errors and Omissions shall have the meaning set forth in Article 19.

Face Amount shall have the meaning set forth in the underlying Policy.

Flat Extra Allowance shall have the meaning set forth in Exhibit E.

Flat Extra Reinsurance Premium shall have the meaning set forth in Exhibit E.

Independent Arbitrator shall have the meaning set forth in Section 20.1.

Jumbo Limit shall have the meaning set forth in Section 3 of Exhibit B.

Minimum Initial Cession Amount shall have the meaning set forth in Section 4.a of Exhibit B.

OFAC shall have the meaning set forth in Section 15.5.

Party, or collectively Parties, shall have the meaning set forth in Section 1.1.

Personal Information shall have the meaning set forth in Section 24.1.

Policy shall mean the [    ].

Policy Net Amount at Risk shall have the meaning set forth in Section 6.1.

Policy Owner shall mean the person who owns the Policy.

Reinsured Net Amount at Risk shall have the meaning set forth in Section 6.1.

Reinsurer shall have the meaning set forth in Section 1.1.

Reinsurer’s Share shall have the meaning set forth in Exhibit B.2 and Exhibit B-1.2.

Representatives means a party’s directors, officers, employees, agents, affiliates, consultants, advisors, third party administrators or independent contractors.

Reserve Credit shall have the meaning set forth in Section 12.1.

Terminal Accounting Date shall have the meaning set forth in Section 28.1.

Termination Date shall have the meaning set forth in Section 23.3.

Underwriting Guidelines are set forth in Exhibit C, Exhibit C-1, and Exhibit C-2.

ARTICLE 3: AUTOMATIC REINSURANCE

Section 3.1 – Automatic Reinsurance ([    ])

a.	[ ].
6

Automatic and Facultative YRT Reinsurance Agreement

Section 3.2 – Retained Amounts

[    ].

Section 3.3 - New Business

[    ] .

Section 3.4 - Underwriting Guidelines

[    ]

[    ]

Section 3.5 - Material Change of Risk During Underwriting

[    ]

ARTICLE 4: FACULTATIVE REINSURANCE

Section 4.1 – Facultative Reinsurance ([    ] and COLI Products)

[    ].

The Ceding Company may submit, on a facultative basis, life insurance risks for plans and eligible Policies as set forth in Exhibit B-1 – COLI Plans Covered and Binding Limits.

A facultative application shall be accompanied by copies of all the Ceding Company’s pertinent papers relating to the insurability of the risk. The Reinsurer shall give immediate consideration to a facultative application and notify the Ceding Company as soon as possible in writing (via mail, fax, or e-mail) of its underwriting offers. Whether the Ceding Company accepts or declines the Reinsurer’s offer, the Ceding Company shall note its acceptance or declination in its underwriting file and transmit via mail, fax, or e-mail to the Reinsurer its decision to accept or decline.

Facultative Binder Coverage (conditional receipt) [    ]: If the Reinsurer has facultatively accepted a case [    ], the Reinsurer will provide coverage.

ARTICLE 5: COMMENCEMENT OF LIABILITY

Section 5.1 – Automatic Reinsurance

[    ]

Section 5.2 – Facultative Reinsurance ([    ] and COLI Products)

The Reinsurer shall have no liability on a facultative submission by a Ceding Company until an offer to reinsure has been made by the Reinsurer and accepted in writing (via mail, fax, or e-mail) by the Ceding Company. The Reinsurer’s offer shall expire on the earlier of (a) the end of [    ] from the date of the Reinsurer’s offer or such date as may be specified in the Reinsurer’s approval to extend its offer and (b) the date the Reinsurer receives notice from the Ceding Company of the withdrawal of its application.

The liability of the Reinsurer for reinsurance ceded facultatively shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

7

Automatic and Facultative YRT Reinsurance Agreement

In no event shall the facultative reinsurance be inforce and binding unless (i) the insurance issued by the Ceding Company is inforce and (ii) the issuance and delivery of such insurance constituted the doing of business in a jurisdiction in which the Ceding Company was properly authorized to do business.

The amount of facultative reinsurance inforce under this Agreement shall be maintained inforce without reduction so long as the amount of insurance carried by the Ceding Company on the life remains inforce without reduction, except as provided in Article 7 - Premium Accounting or Article 13 - Retention Limit Changes.

Section 5.3 – Temporary Insurance

a.	[ ].

ARTICLE 6: REINSURED RISK AMOUNT

Section 6.1 – Life

For the purpose of this Agreement, except as noted below, the Policy Net Amount at Risk shall be calculated as the death benefit less the policy account value at the end of each policy year. The Reinsured Net Amount at Risk is the Policy Net Amount at Risk times the Reinsurer’s Automatic First Dollar Quota Share specified in Exhibit B.

The Policy Net Amount at Risk may be determined using actual cash values, account values, tabular values, or by other methods agreeable to the Ceding Company and the Reinsurer. Exhibit H – Special Net Risk Calculations defines special methods for calculating the Policy Net Amount at Risk in addition to the paragraph above in this Article.

ARTICLE 7: PREMIUM ACCOUNTING

Section 7.1 – Determination of Premium

Reinsurance premiums shall be determined in accordance with Exhibit E – Reinsurance Premiums and Allowances.

Premium rates for renewals are calculated using the [    ].

If the Ceding Company’s Policy is issued with a table rated substandard premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply. If the Ceding Company’s Policy is issued with a flat extra premium, the premiums shown in Exhibit E – Reinsurance Premiums and Allowances will apply.

Section 7.2 – Payment of Premium

Reinsurance premiums shall be paid by each applicable Ceding Company annually in advance on a Policy year basis for each reinsured Policy. Such payment for Policies with anniversaries in any calendar month shall accompany the monthly statement as provided in this Article. Premiums shall be calculated by [    ] as described in Exhibit E – Reinsurance Premium Rates. The [    ]are those specified in Exhibit E – Reinsurance Premium Rates. The rates in Exhibit E – Reinsurance Premium Rates, shall apply to both [    ]. On any payment date under Section 8.1, monies payable between the Reinsurer and the Ceding Company under this Agreement may be netted to determine the payment due.

Terminated risks may be reinstated by paying in full all of the unpaid reinsurance premiums for the risks inforce prior to the termination. The amounts due the Reinsurer will correlate with the amounts collectible under the Policy. The Reinsurer shall not be liable for any claim incurred between the date of termination and reinstatement. The effective date of reinstatement shall be the date on which the Reinsurer receives all required back premiums.

If the Ceding Company overpays a premium and the Reinsurer accepts the overpayment, the Reinsurer’s acceptance will not constitute nor create a reinsurance liability nor result in any additional reinsurance. Instead, the Reinsurer will be

8

Automatic and Facultative YRT Reinsurance Agreement

liable to the Ceding Company for a credit in the amount of the overpayment. The Ceding Company reserves the right to charge interest from the time the overpayment was discovered until the time the credit was applied at [    ]. If a reinsured Policy terminates, the Reinsurer will refund the premium. This refund will be on a prorated basis from the date of termination of the Policy to the date to which a premium has been paid.

Section 7.3 – Termination for Failure to Pay Premiums or Other Amounts Due

If premiums are [    ] calendar days past due, the premiums will be considered in default and the Reinsurer may terminate the reinsurance upon [    ] calendar days prior written notice; provided however that the Ceding Company may avoid termination of this Agreement pursuant to this Section by paying all undisputed amounts that are due before the expiration of the [    ] calendar day period. The Reinsurer will have no further liability as of the termination date. The Ceding Company will be liable for the prorated premiums to the termination date. The Reinsurer’s right to terminate under this paragraph shall not be construed to limit the obligation of the Parties to comply with the errors and omissions provisions of Article 19 – Errors and Omissions. Upon termination and recapture, the Ceding Company and Reinsurer shall settle all amounts due and owing to the other Party pursuant to the terminal accounting and settlement provision set forth in Article 28 of this Agreement. The Ceding Company shall not intentionally fail to pay reinsurance premiums in order to force the Reinsurer to terminate this Agreement so that the Ceding Company may increase its retention or to reinsure the Policies with another reinsurer

The Reinsurer reserves the right to charge interest at the [    ] when:

a.	renewal premiums are not paid within [ ] calendar days of the due date; or
b.	premiums for New Business are not paid within [ ] calendar days of the date the Policy is issued.

Such interest shall accrue from and including the date when such premiums are overdue as specified in (a) or (b), as applicable, to but excluding the date that such premiums are actually paid.

Section 7.4 – Reinsurance Premium Rate Guarantee

The Reinsurer guarantees the premium rate for [    ] year. [    ]

The Reinsurer will provide [    ] calendar days advance written notice to the Ceding Company of any increase in reinsurance premiums rates. Such increase shall be applied to each inforce Policy on its Policy anniversary following the expiration of the [    ] day notice period.

If the Reinsurer increases its reinsurance premium rates, the Ceding Company [    ]. The Ceding Company shall exercise [    ] by providing the Reinsurer with written notice within [    ] calendar days of its receipt of the Reinsurer’s notice of an increase in reinsurance premium rates, and such [    ] shall be effective on the [    ] date selected by the Ceding Company. The Reinsurer will still be liable for claims incurred (or deaths that occurred prior to [    ] date while the Eligible Policy was inforce). If the reinsurance premium rate on a specific Policy exceeds [    ], the Ceding Company may [    ] that Policy without [    ] the other Policies. No [    ] fees shall be payable by the Ceding Company to the Reinsurer for such [    ]. The Reinsurer does not [    ].

ARTICLE 8: REPORTING

Section 8.1 – Reporting and Administration

The Ceding Company shall be responsible for the administration of the reinsured Policies. The Ceding Company may, at its option, subcontract its obligations under this Agreement to any affiliate or third party administrator which the Ceding Company has decided to utilize in the administration of any of its business. Notwithstanding the foregoing, the Ceding Company will remain responsible for complete and accurate reinsurance reporting, communications to the Reinsurer, and all errors that may occur in connection with administration as it would as if the Ceding Company were administering the Policies. The reporting period shall be [    ]. At the end of each reporting period the Ceding Company shall prepare and send to the Reinsurer a statement, in substantial accord with Exhibit G – Reporting Requirements, reporting reinsurance premiums due on each new risk and for renewals of Policies whose anniversary date falls within the reporting period. Any premium adjustments and refunds due because of terminations, reinstatements, reissues and other changes during the

9

Automatic and Facultative YRT Reinsurance Agreement

reporting period shall also be listed. New reinsurance shall be reported on the report next following the time that the reinsured Policy has been reported as delivered and paid for.

[    ]

The statement described above shall be furnished to the Reinsurer within [    ] calendar days after the end of each reporting period and shall be accompanied by payment of any net amount due the Reinsurer as shown on the statement. If any reinsurance premium is not paid within the allotted time set forth in Section 7.3, the Reinsurer has the right to terminate its liability on the reinsurance risks on the statement by giving [    ] calendar days advance written notice to the Ceding Company. If the net amount due to the Reinsurer is not paid by the close of the [    ] day period following the notice, the Reinsurer’s liability shall terminate for the aforementioned risks. Regardless of these terminations, the Ceding Company shall be liable to the Reinsurer for all unpaid reinsurance premiums earned by them.

ARTICLE 9: REDUCTIONS, TERMINATIONS AND CHANGES

Section 9.1 – Reductions and Terminations

The Ceding Company shall notify the Reinsurer of all Policy terminations and changes that affect the reinsurance. Unearned reinsurance premiums on such terminations or changes shall be refunded to the Ceding Company.

If any portion of the Ceding Company’s insurance risk is terminated, the reinsurance shall be reduced by a proportionate amount. If there are other reinsurers, each one shall share in the reduction according to its proportion of the total reinsurance.

Reinsurance shall be terminated on any Policy where the Reinsured Net Amount at Risk reinsured is less than $[    ], rounded to the nearest dollar.

The premium payable to the Reinsurer or premium refunds due to the Ceding Company shall be based on the exact number of days of effective insurance coverage upon termination or other change.

If the Policy continues inforce without payment of premium during any days of grace pending its termination, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

Section 9.2 – Increases

[    ].

Section 9.3 – Risk Classification Changes

If the Policy Owner requests a change in risk classification, such as a table rating reduction or removal of a flat extra, the Ceding Company shall underwrite such change in accordance with its Underwriting Guidelines.

Risk classification changes on Policies reinsured on a facultative basis will be subject to the Reinsurer’s prior written approval.

Upon a change of risk classification, the Ceding Company shall determine the reinsurance premium for the Policy using [    ] at the revised underwriting classification. The Reinsurer shall refund unearned reinsurance premium paid by the Ceding Company upon the change of risk classification in accordance with Article 7 – Premium Accounting.

Section 9.4 – Reinstatement of Lapsed Policies

10

Automatic and Facultative YRT Reinsurance Agreement

Reinsurance shall be reinstated automatically if the original insurance is reinstated according to the Policy provisions and rules of the Ceding Company. The Ceding Company shall pay all back reinsurance premiums to the Reinsurer in the same manner as it received insurance premiums under the reinstated Policy.

Section 9.5 – Non-Forfeiture Benefits

If a Policy reinsured under this Agreement lapses to extended term or paid-up insurance, the Reinsurer shall share in an adjustment in the amount of reinsurance on the Policy in the same proportion as the reinsurance amount had to the insurance amount immediately prior to the Policy lapsing.

ARTICLE 10: CHANGES OF PLAN

Section 10.1 – Contractual or Non-Contractual Changes of Plan

Term conversions or other contractual or non-contractual replacements or any such changes in the insurance reinsured under this Agreement, shall, for the purposes of this Agreement, be categorized as a conversion or an exchange.

Section 10.2 – Conversions

Not applicable to this Agreement.

Section 10.3 – Replacements or Exchanges

The term “exchange” or “replacement” shall be defined as the change of a permanent product reinsured under this Agreement into a permanent product with new underwriting at the time the change occurs. Exchanges or replacements (including exchanges into joint life products when one life is not underwritten) shall not be reinsured under this Agreement.

ARTICLE 11: CLAIMS

Section 11.1 – Coverage

The Reinsurer shall reimburse the Ceding Company in accordance with the terms of this Agreement for the Reinsurer’s proportionate share of benefits on Policies specified in Exhibit B – [    ]and Exhibit B-1 – COLI Plans Covered and Binding Limits.

Section 11.2 – Notice/Proofs

The Ceding Company will notify the Reinsurer as soon as possible of such claim. The Ceding Company shall furnish the Reinsurer with copies of the proofs of claims on all Policies with face amounts greater than $[    ] and any other documentation that might reasonably be requested by the Reinsurer. For incontestable claims with face amounts of $[    ] or less, the Ceding Company will not be required to submit copies of the proofs of claims. For all contestable claims and deaths occurring outside of the U.S. or Canada, however, the Ceding Company will send to the Reinsurer a copy of all non-privileged documents in connection with the claim including the underwriting file and any investigative reports available. [    ].

It is the Ceding Company’s sole decision to determine whether to investigate, contest, compromise or litigate a claim; however, the Ceding Company is responsible for investigating, contesting, compromising or litigating Policy claims in accordance with applicable law and Policy terms.

[    ]

A claim investigation generally includes confirming proof of death, and, if material, medical records to validate the insured’s medical disclosures and financial condition at the time of Policy application. Investigations may also include

11

Automatic and Facultative YRT Reinsurance Agreement

obtaining police reports, coroner’s reports, financial records, or other information that would be appropriate under the circumstances.

[    ]

[    ]

Section 11.3 – Amount and Payment of Reinsurance Benefits

The Reinsurer, upon receipt of the claim information, shall promptly make payment in settlement of the reinsurance under a claim approved and paid by the Ceding Company for a reinsured risk hereunder. The settlement made by the Ceding Company shall be unconditionally binding upon the Reinsurer [    ]. The payment to the Ceding Company will include interest as described in Section 11.8 of this Article. The Reinsurer shall make settlement in a lump sum regardless of the method of settlement under the Policy.

Section 11.4 – Contestable Claims

The Ceding Company and the Reinsurer will be bound by the applicable suicide and contestable period and limitations in accordance with the Policy form or state law, whichever governs. If a claim is contestable, the Ceding Company shall send to the Reinsurer the contested claims documentation as required in this Agreement, by any of the following means: facsimile, secure email, express mail, or any other means agreed upon by both Parties. If the Ceding Company sends the documentation via secure email, it shall submit said information for each claim directly to the Reinsurer in accordance with a “list of claims personnel”1 that is provided by the Reinsurer. The Reinsurer has complete responsibility for the Reinsurer’s review of each claim and must communicate its decision whether to contest or pay the claim in writing (email is acceptable) to the Ceding Company within [    ] business days from the day in which the Reinsurer received the final documentation. If the Reinsurer does not communicate its decision in writing (email is acceptable) to the Ceding Company regarding whether to contest or pay the claim during the stated time period, the Ceding Company shall proceed to settle, contest or deny the claim without requiring further input from the Reinsurer. The final determination on the claim will be made exclusively by the Ceding Company in good faith and shall be binding on the Reinsurer and any other reinsurers affected by the claim.

Alternatively, the Reinsurer may decline to be a Party to the contest, compromise, or litigation involved on a claim, in which case it shall pay the full amount of its share of the claim, including accrued statutory interest up to the date the full payment is made, to the Ceding Company as if there had been no contest, compromise or litigation. The Reinsurer must convey this decision in writing (email is acceptable) within the time period specified above. In such case, the Reinsurer shall not share in any Claim Expenses involved in such contest, compromise, or litigation, or in any reduction in claim amount resulting therefrom.

Section 11.5 – Claim Expenses

The Reinsurer shall share in the Claim Expenses of any contest or compromise of a claim in the same proportion that the [    ] with the Reinsurer bears to the total [    ] of the Ceding Company under all Policies on that life being contested or compromised by the Ceding Company and shall share in the total amount of any reduction in liability in the same proportion. [    ]

Section 11.6 – Litigated Claims

[    ]

1 The “list of Reinsurer claims personnel” mentioned herein can be updated by sending written notice of a new contact list to the normal Ceding Company claims contacts without a formal amendment, email is acceptable. The Reinsurer has responsibility for updating and maintaining this list. The list may contain one or two individual email addresses and/or a group email folder.

12

Automatic and Facultative YRT Reinsurance Agreement

Section 11.7 – Misstatement of Age or Gender

In the event of an increase or reduction in the amount of the Ceding Company’s insurance on any Policy reinsured hereunder because of a misstatement of age or sex being established after the death of the insured, the Ceding Company and the Reinsurer shall share in such increase or reduction in proportion to their respective amounts at risk under such Policy.

Section 11.8 - Interest

The Reinsurer shall reimburse the Ceding Company for its proportionate share of any interest paid on claims by the Ceding Company for the period preceding the Reinsurer’s payment of its share of the claim. Interest shall be calculated from the date of death to the date of remittance to the beneficiary, to a court or to a state’s unclaimed property division, or if the claim proceeds go under settlement option, from the date of death to the date the supplemental account is opened.

On claims paid by the Reinsurer, in addition to the interest paid to the beneficiary on the claim, if the period of time between when the Ceding Company requests payment of the claim and includes the necessary documents and the Reinsurer reimburses the Ceding Company (provided the Reinsurer has received satisfactory claims proof) exceeds [    ] calendar days the Ceding Company reserves the right to charge interest (at the [    ] on the date the Ceding Company pays the claim) from the day the Ceding Company provided satisfactory notice and proofs of claims in accordance with Section 11.2 to the day the Reinsurer reimburses the Ceding Company.

Section 11.9 – Extra-contractual Obligations

In no event will the Reinsurer participate in extra-contractual damages, such as Punitive or Compensatory damages or Statutory Penalties, awarded against the Ceding Company as the result of an act, omission or course of conduct committed by the Ceding Company in connection with the reinsurance under this Agreement, including any Litigation Expenses associated therewith, except as described in the following sentence. However, for death claim denials, [    ].

Section 11.10 – Return of Premium Due to Misrepresentation

In the event the Ceding Company rescinds a Policy and returns premiums as a result of a misrepresentation by the insured, the Reinsurer shall return to the Ceding Company the reinsurance premium received on that Policy.

Section 11.11 - Definitions

For the purposes of this Article 11, the following definitions shall apply:

“Claim Expenses” are the reasonable fees incurred in connection with the investigation of a contestable claim and, with respect to non-contestable claims, the investigation of a fraudulent claim or foreign death. Claim Expenses do not include, and the Reinsurer will not reimburse the Ceding Company for routine claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. [    ]

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty nor fixed in amount by statute.

“Litigation Expenses” are the reasonable fees of third-party consultants and outside legal advisors, court costs, interest upon judgments, investigation costs, and expert witness fees. Litigation Expenses do not include, and the Reinsurer will not reimburse the Ceding Company for routine legal, claim investigation or administration expenses including, but not limited to, the Ceding Company’s home office expenses and compensation of the Ceding Company’s employees or contract workers. [    ]

“Punitive Damages” are those damages awarded as a penalty the amount of which is neither governed nor fixed by statute.

“Statutory Penalties” are those amounts awarded as a penalty but are fixed in amount by statute.

13

Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 12: CREDIT FOR REINSURANCE

Section 12.1 – Credit for Reinsurance

Life insurance shall be reinsured on a yearly renewable term (YRT) basis for the Reinsured Net Amount at Risk under the Policy reinsured. The Reinsurer shall hold and maintain all licenses and authorizations and satisfy all conditions required under applicable law or otherwise take all action necessary to enable the Ceding Company to obtain full statutory reserve credit on its financial statements for the reinsurance ceded under this Agreement (“Reserve Credit”). The Reinsurer will [    ]. The Reinsurer agrees take all actions to ensure that the Ceding Company will receive Reserve Credit in all jurisdictions where it files statutory financial statements and is authorized to do business. The Reinsurer represents to the Ceding Company that as of the Effective Date, it is properly licensed or accredited in all jurisdictions where such licensing or accreditation is necessary for the Ceding Company to recognize credit for reinsurance hereunder in its financial statements.

Section 12.2 – Collateral

If, in any jurisdiction where the Ceding Company is authorized to do business, the Reinsurer

a.	is not authorized, admitted, approved, accredited, or
b.	has a change in its licensing, approval or accreditations, or
c.	has its authority to do business revoked by any regulatory authority;

or the Ceding Company is not permitted to take Reserve Credit on its statutory financial statement in any jurisdiction for all or a part of the reinsurance ceded to the Reinsurer, the Reinsurer shall [    ] provide Reserve Credit and shall provide the Ceding Company with “Collateral” in the form of either

x.	clean, irrevocable unconditional and “evergreen” letter(s) of credit, or
y.	assets in trust held under an agreement acceptable under applicable insurance laws and regulations, or
z.	other form of collateral agreeable to the Ceding Company, that will allow the Ceding Company to take Reserve Credit.

The Reinsurer will notify the Ceding Company immediately of any change in the Reinsurer’s licensing, approval, or accreditation.

No later than [    ], the Ceding Company will notify the Reinsurer of the [    ] that the Reinsurer must provide the Ceding Company in the form of the agreed-upon Collateral by the final day of the year. The Reinsurer will bear the cost of the Collateral. If the Parties cannot agree upon the form of Collateral to use, the Collateral provided shall be [    ]. In addition, the Ceding Company and the Reinsurer shall cooperate in good faith in connection with any such steps taken by the Reinsurer (including in connection with preparing and negotiating any amendment to this Agreement and/or creation of a trust agreement).

If a letter of credit is provided, the letter of credit will be issued by a bank which [    ]. The designated bank must be organized or licensed in the United States and must appear on the list of approved banks published by the Securities Valuation Office of the National Association of Insurance Commissioners.

“[    ]” is defined as the [    ].

In addition, if the Reinsurer fails to provide reserve credit and/or fails to comply as described above, in the event any of the contingencies identified above occur, the Ceding Company shall have all available remedies [    ].

Section 12.3 - Draw on Collateral

The Ceding Company or the Ceding Company’s successors in interest may draw upon the Collateral at any time, notwithstanding any other provisions of this Agreement, and the proceeds of any such draw shall be utilized by the Ceding Company or its successors in interest by operation of law, only for one or more of the following reasons:

To [    ] the Ceding Company for:

14

Automatic and Facultative YRT Reinsurance Agreement

a.	the Reinsurer’s [ ];
b.	[ ];
c.	[ ]; and
d.	[ ].

The amounts drawn under any Collateral [    ]. The designated bank [    ].

ARTICLE 13: RETENTION LIMIT CHANGES

Section 13.1 – Retention Limit Changes

The Ceding Company may increase its limit of retention and may elect, subject to the provisions of this Article, to continue the reinsurance inforce under this Agreement without change, or to reduce all eligible reinsurance inforce under this Agreement as set forth below. The increased limit of retention shall be effective with respect to reinsurance which is placed in effect on or after the effective date of the increase subsequent to the Ceding Company providing written notice to the Reinsurer of such increase and of its election to either continue or reduce reinsurance on inforce business.

The retention limits of the Ceding Company as of the effective date of this Agreement are shown in Exhibit A – Retention Limits of the Ceding Company. If the Ceding Company changes its retention limits as shown in Exhibit A – Retention Limits of the Ceding Company, it will provide the Reinsurer with prompt written notice of the intended changes. A change to the Ceding Company’s retention limits will not affect Policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the Parties, an increase in the Ceding Company’s retention limit will not [    ]. The Ceding Company’s quota share percentage retained shall be as shown in Exhibit B – [    ] and, and shall remain unchanged for new and inforce business unless changed by amendment to this Agreement.

Whenever the Ceding Company increases its maximum retention per life as set forth in Exhibit A – Retention Limits of the Ceding Company, the Ceding Company will notify the Reinsurer [    ]. If the Ceding Company has maintained its maximum retention per life for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:

a.	The Ceding Company may [ ]in the same proportion as the increase in its retention limits shown in Exhibit A effective on the date of the increase. The amount eligible for [ ] will be [ ];
b.	the reduction of reinsurance on affected Policies will become effective on the Policy anniversary date immediately following the notice [ ]; however, no reduction will be made until a Policy has been in force for at least [ ] years, for Policies where the corporate maximum dollar retention was held at issue, up to the then current increased retention; and
c.	if any Policy reinsured on the life is [ ], all Policies reinsured on the life that are [ ] under the provisions of this Article must be [ ] up to the Ceding Company’s new maximum retention per life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its [ ] for Policies becoming eligible at future anniversaries.

If portions of a Policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new maximum retention per life had been in effect at the time of issue.

[    ]

[    ]

ARTICLE 14: [    ]

Section 14.1 – [    ]

[    ]. [    ]. To the extent that [ ]. Once the election by the Ceding Company to [    ].

15

Automatic and Facultative YRT Reinsurance Agreement

In addition to any other right to [    ] as permitted under this Agreement, the Ceding Company, at its option, [    ]:

a.	[ ],
b.	[ ],
c.	[ ]
d.	[ ].

Upon [    ].

ARTICLE 15: GENERAL PROVISIONS

Section 15.1 – Currency

All payments and reporting by the Parties shall be made in U.S. Dollars.

Section 15.2 – Premium Tax

The Reinsurer shall not reimburse the Ceding Company for any premium taxes.

Section 15.3 – Minimum Cession

The Ceding Company will not cede a Policy to the Reinsurer unless the amount to be reinsured at issue exceeds the Minimum Initial Cession Amount.

Section 15.4 – Inspection of Records

Either Party, or its duly authorized representatives, shall have the right during business hours at the office of the inspected Party, for as long as liabilities remain outstanding under this Agreement, to inspect all books, electronic files, original papers, records, and all documents relating to the Policies reinsured under this Agreement including underwriting, claims processing, and administration records at either the office of the inspected Party or through secure remote electronic access, where available. At the Ceding Company’s reasonable discretion and only to the extent readily available, it may provide the Reinsurer with access to data in digitally readable, structured, and searchable format. If either Party inspects the records at the offices of the inspected Party, the inspected Party shall provide a reasonable workspace for the inspection and access to such records during regular business hours. Whether the inspection is conducted on-site or remotely, the inspected Party shall cooperate with and facilitate the inspection and shall make available any officers or employees of the inspected Party to provide information concerning the reinsured business and the records inspected. Either Party’s right to inspect records includes access to records controlled or provided by third parties.

The inspecting Party’s inspection and audit of records will be limited to a reasonable sampling of records related to only the business reinsured under this Agreement and may only be utilized in regard to this specific audit right.

The inspection and audit of records will be limited to the records related to the business reinsured under this Agreement, including but not limited to, underwriting, claims and administration and may only be utilized in regard to this specific audit right. An inspected Party may object to a request for a record or category of records from the inspecting Party if the inspected Party considers the request outside the scope or intent of this Section 15.4. The inspected Party shall provide written notice of their objection and the reason(s) for their objection to the inspecting Party. Both Parties shall make good faith efforts to reach agreement on the record(s) to be supplied as part of the inspection and audit.

All expenses of conducting the inspection shall be borne solely by the inspecting Party, other than those reasonable expenses incidental to cooperating with the audit and producing the requested materials.

Section 15.5 – Compliance

[    ]

16

Automatic and Facultative YRT Reinsurance Agreement

Section 15.6 - OFAC Compliance

The Parties represent that they are using, and shall use commercially reasonable efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Policies as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “Laws”). Neither Party shall be required to take any action under this Agreement that would violate said Laws, including, but not limited to, making any payments in violation of the Laws.

Should either Party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the Laws, the Party who first becomes aware of the violation of the Laws shall notify the other Party, and the Parties shall cooperate in order to take all necessary corrective actions.

The Parties agree that such prohibited transaction shall be null, void and of no effect from its inception to the same extent as if the prohibited transaction had never been entered into. In such event, each Party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

Section 15.7 – Governing Law

This Agreement will be governed by and construed in accordance with the laws of Massachusetts.

Section 15.8 – Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by illegal, invalid or unenforceable provisions or by its severance from this Agreement.

Section 15.9 – Assignment

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Ceding Company and the Reinsurer and their respective successors in interest.

The rights, duties and obligations of the Parties under this Agreement shall not be assigned, in whole or in part, except as otherwise provided herein, by either Party without the prior written consent of the other Party. Such consent shall not be unreasonably or arbitrarily withheld. Any assignment in violation of this Agreement shall be void and shall have no force and effect.

Section 15.10 - Waivers and Amendments

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to its benefit. Such a waiver must be in writing and must be executed by an executive officer of such Party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. The waiver of any Party of any breach of any provision of this Agreement or the failure of either Party at any time to enforce any right or remedy available to it under this Agreement, with respect to any breach or failure by the Party, shall not be considered to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. This Agreement may be modified or amended only by a writing duly executed by both Parties to be bound.

Section 15.11 - Expenses

The Ceding Company shall pay the expenses of all medical examinations, inspection fees, and other charges incurred in connection with the issuance of the insurance.

17

Automatic and Facultative YRT Reinsurance Agreement

Section 15.12 - Experience Refunds

Reinsurance under this Agreement shall not be eligible for an experience refund.

Section 15.13 - Headings

The headings to this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

Section 15.14 – Survival

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the Parties’ rights or obligations hereunder existing at the time of termination.

Section 15.15 – Setoff and Recoupment

Any undisputed mutual debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either MassMutual, MML Bay State or C.M. Life, on the one hand, or the Reinsurer, on the other hand, with respect to this Agreement are considered mutual debts or credits, as the case may be, and shall be set off and/or recouped, and only the balance shall be allowed or paid. This Section 15.15 will not be affected, modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship, receivership, supervision or any similar proceeding by or against any Party, and set off and recoupment hereunder shall be permitted and enforced to the maximum extent provided under applicable law.

Section 15.16 – Other

[    ]

ARTICLE 16: DAC TAX ELECTION

Section 16.1 – DAC Tax Election

The Ceding Company and the Reinsurer make an election (“DAC Tax Election”) pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, and agree to the terms stipulated in Exhibit F – DAC Tax Schedule.

ARTICLE 17: GOOD FAITH

Section 17.1 – Good Faith

This Agreement is entered into in reliance on the utmost good faith of the Parties including, for example, their representations and disclosures. It requires the continuing utmost good faith of the Parties, their representatives, successors, and assigns.

Section 17.2 – Representations and Warranties

Each Party represents and warrants to the other Party that it is solvent on a statutory basis in all jurisdictions in which it does business or is licensed. Each Party will promptly notify the other if it is subsequently financially impaired.

ARTICLE 18: INSOLVENCY

18

Automatic and Facultative YRT Reinsurance Agreement

Section 18.1 – Insolvency of the Ceding Company

In the event of the insolvency of the Ceding Company:

a.	all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under each reinsured Policy, without diminution because of the insolvency of the Ceding Company, and such payments by the Reinsurer shall be made directly to the Ceding Company or its liquidator, receiver or statutory successor, except (i) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company, or (ii) where the Reinsurer with the written consent of the contract-holder of such reinsured Policy has assumed the Policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such reinsured Policy and in substitution for the Ceding Company’s obligation to the payees.
b.	The liquidator, receiver or statutory successor of the Ceding Company shall give the Reinsurer written notice of the pendency of a claim against the insolvent Ceding Company in connection with this Agreement or a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defenses which it deems available to the Ceding Company, its liquidator, receiver, rehabilitator or statutory successor.
c.	Any expense thus incurred by the Reinsurer pursuant to this Section 18.1 shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of its insolvency proceedings to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.
d.	The Reinsurer shall continue to be liable only for the amounts reinsured in accordance with the terms of this Agreement and shall not be or become liable for any other amounts or reserves to be held by the Ceding Company on Policies reinsured under this Agreement.

Section 18.2 – Insolvency of the Reinsurer

In the event of insolvency of the Reinsurer, the Ceding Company may, at its option, terminate reinsurance under this Agreement either in its entirety or for new business only as of the date concurrent with or subsequent to the event of insolvency. For such election to be effective, written notice must be provided to the Reinsurer by the Ceding Company and the Ceding Company may designate a termination effective date. If the Ceding Company terminates the Agreement in its entirety [    ]. Written notice of such termination and the date shall be given to the Reinsurer by the Ceding Company. For the purpose of this Agreement, the Ceding Company or Reinsurer shall be considered insolvent when it:

a.	Applies for or consents to the appointment of a receiver, rehabilitator, trustee, or liquidator of its properties or assets; or
b.	Makes an assignment for the benefit of its creditors; or
c.	Is adjudicated as bankrupt or insolvent; or
d.	Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors, or utilizes any bankruptcy, dissolution, liquidation, or similar law or statute; or
e.	Becomes the subject of an order to rehabilitate or to liquidate as defined by the insurance code of the jurisdiction of domicile of the Ceding Company or Reinsurer, as appropriate.

ARTICLE 19: ERRORS AND OMISSIONS

Section 19.1 – Errors and Omissions

It is expressly understood and agreed that if an oversight, misunderstanding, or error is made in the administration of this Agreement, or there is any failure to comply with any terms of this Agreement by either the Ceding Company or the Reinsurer that it is not shown to be intentional on the part of either Party (“Errors and Omissions”), both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had no such error or oversight occurred. Should it not be possible to restore both Parties to such a position, the Ceding Company and the Reinsurer shall negotiate in good faith to equitably apportion any resulting liabilities and expenses. The Parties will endeavor in good faith

19

Automatic and Facultative YRT Reinsurance Agreement

to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the Parties as evidenced by the Agreement.

The Ceding Company and Reinsurer mutually agree that all errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 20: ARBITRATION

Section 20.1 – Arbitration

If the Parties cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be arbitrated. To initiate arbitration, either Party shall notify the other Party by certified mail or overnight mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The Party to which the notice is sent shall respond to the notification in writing within [    ] calendar days of its receipt. Such arbitration shall be conducted in accordance with the Federal Arbitration Act (9 U.S.C. Section 1 et seq).

Any interpretation of this Agreement shall be based on business practices and equity rather than strict law.

Disagreements between the Ceding Company and the Reinsurer shall be submitted to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies (other than the Parties to this Agreement or their affiliates) with at least [    ] years of relevant experience in life insurance or life reinsurance; provided, that any Independent Arbitrator (as defined below) shall not have performed services for either Party or their affiliates within the previous [    ] years unless otherwise agreed upon by the Parties. The Reinsurer and the Ceding Company shall each appoint [    ] arbitrator and the [    ] shall be selected by these [    ] arbitrators (the “Independent Arbitrator”), who shall be independent and impartial. In the event that either the Ceding Company or the Reinsurer should fail to choose an arbitrator within [    ] calendar days after the other has given notice of its arbitrator appointment, that Party may choose [    ] arbitrators who shall, in turn, choose the Independent Arbitrator before entering arbitration. If the [    ] arbitrators are unable to agree upon the selection of an Independent Arbitrator within [    ] calendar days following their appointment, each arbitrator shall nominate [    ] candidates within [    ] calendar days thereafter, [    ] of whom the other shall decline and the decision shall be made by drawing lots.

Issues shall be decided by a [ ] of the arbitrators and there can be no appeal from their written decision. Either Party may reduce the decision to judgment before any court of competent jurisdiction. The Parties agree that any obligations and/or liability imposed as a result of arbitration shall apply only to the Ceding Company that issued the Policy(ies) underlying the dispute in arbitration. The Parties further agree that to the extent that a dispute does not relate to a specific Policy or group of Policies issued by a particular Ceding Company, an arbitrator may impose obligations and/or liability on more than one Ceding Company as long as impacted Ceding Companies are provided the opportunity to participate in the arbitration proceeding.

Except as dictated by the arbitration panel, each Party will bear the expense of its own attorneys, the arbitrator appointed by that Party, and all other expenses connected with the presentation of its own case. The two Parties will share equally in the cost of the Independent Arbitrator.

The arbitrators shall operate in a fair but cost efficient manner. For example, the arbitrators are not bound by technical rules of evidence and may limit the use of depositions and discovery.

The arbitration panel may, in its own discretion, award attorney’s fees, costs, expert witness fees and expenses, all as it deems appropriate to the prevailing Party. No such award or judgment will bear interest. In no event may the arbitrator(s) award punitive or exemplary damages.

ARTICLE 21: CONFIDENTIALITY

20

Automatic and Facultative YRT Reinsurance Agreement

Section 21.1 – Confidential Information

The Reinsurer and the Ceding Company hereby covenants and agrees, on behalf of itself and its affiliates, that it and its affiliates will not disclose, give, sell or otherwise divulge any Confidential Information (defined below) of the other Party or any of its policy owners, insureds or their beneficiaries, except that each Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of its obligations under this Agreement, (c) to the extent necessary for the enforcement of its rights under this Agreement, (d) as required under any applicable law or (e) as necessary for tax, audit or financial reporting purposes or, (f) to the extent necessary to retrocede risks covered by this Agreement or otherwise comply with retrocessionaire requirements, provided however that prior to such disclosure any such retrocessionaries have been informed by the Reinsurer of the confidential nature of the Confidential Information, and are subject to obligations of confidentiality to the Reinsurer that are no less restrictive than the terms and conditions of this Agreement.

[    ]

For the purposes hereof, “Confidential Information” means all information of any kind concerning the other Party, any of its affiliates or of any of its or their respective Policyholders, insureds or their beneficiaries, obtained directly or indirectly from the other Party or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published sources, (ii) received from a third party who is not known to the Party receiving such information to be under a legal obligation to keep such information confidential, (iii) that is or becomes known to the public (other than through a breach of this Agreement or any other confidentiality or non-disclosure obligation of either Party), (iv) that was in the receiving Party’s possession prior to disclosure thereof to the receiving Party and that was not subject to any obligation to keep such information confidential or (v) that is independently developed by the receiving Party or its affiliates without the use or benefit of any information that would otherwise be Confidential Information. Confidential Information, includes, but is not limited to, underwriting manuals and guidelines, applications, contract forms, and premium rates and allowances of the Reinsurer and the Ceding Company and Company Information. Notwithstanding anything to the contrary set forth herein, the above exceptions shall not apply to Personal Information.

ARTICLE 22: NOTICE

Section 22.1 – Notice

Any notice and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) the second business day when mailed by overnight express mail, (ii) on the day of transmission if sent by email and receipt is acknowledged or verified, or (iii) on the date of service if delivered in person to the Parties at the following addresses:

If to the Ceding Company:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

Cc: General Counsel

MML Bay State Life Insurance Company

1295 State Street

Springfield, MA 01111

Attention: Reinsurance Officer

Cc: General Counsel

C.M. Life Insurance Company

1295 State Street

Springfield, MA 01111

21

Automatic and Facultative YRT Reinsurance Agreement

Attention: Reinsurance Officer

Cc: General Counsel

If to the Reinsurer:

Munich American Reassurance Company

3500 Lenox Road NE, Suite 900

Atlanta, GA 30326

Attention: General Counsel

Either Party may change the names or addresses where notice is given by providing notice to the other Party of such change in accordance with this Article.

ARTICLE 23: EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

Section 23.1 – Effective Date of Agreement

This Agreement is effective beginning July 1, 2024 (the “Effective Date”).

Section 23.2 – Duration of Agreement

This Agreement is indefinite in duration except as otherwise provided under this Agreement.

Section 23.3 – Termination of Agreement

This Agreement may be terminated with respect to new reinsurance by either Party giving written notice to the other at least [    ] calendar days prior to the date such termination shall become effective, except as otherwise specified in Section 7.3, Article 10 – Changes of Plan or in this Section.

The termination shall become effective on the date specified in the written notice, but not less than [    ] calendar days after written notice is given unless mutually agreed upon.

The Ceding Company shall continue to submit, and the Reinsurer shall continue to accept business under the provisions of this Agreement, during the period between the date of written notice and the effective date of termination.

The provisions of this Agreement shall continue to apply after the effective date of termination to all reinsurance that is inforce under this Agreement on the effective date of termination.

Either Party may terminate this Agreement immediately for the acceptance of new reinsurance if the other Party materially breaches this Agreement or becomes insolvent.

Upon termination of the Agreement for new business, the following coverages shall continue to be available on Policies inforce hereunder on the termination date, unless otherwise agreed upon in a subsequent writing by both Parties:

a.	Exercise of riders listed in Exhibit B – [ ] and Exhibit B-1 – COLI Plans Covered and Binding Limits.
b.	All changes, including increases (underwritten or non-underwritten as allowed under the Policy) available under Article 10 – Changes of Plan.

ARTICLE 24: INFORMATION SECURITY

Section 24.1 – Information Security

The Parties hereto acknowledge that the Reinsurer and its affiliates may have access to Personal Information as is otherwise necessary for purposes of the reinsurance provided under this Agreement.

22

Automatic and Facultative YRT Reinsurance Agreement

To the extent that any Personal Information is provided to the Reinsurer or its affiliates in connection with this Agreement, the Reinsurer agrees to, and agrees to cause its affiliates and instruct its and their representatives and service providers to, consistent with applicable legal and regulatory requirements, maintain the security, confidentiality, and integrity of Personal Information. The Reinsurer agrees that it will not transfer Personal Information to any third party, except as provided in this Agreement or as permitted or required by applicable law. The Reinsurer will obtain agreements from any third parties or reinsurers receiving Personal Information that requires the use of reasonable care, consistent with applicable legal and regulatory requirements, to maintain the security, confidentiality and integrity of Personal Information. Without limiting the foregoing, the Reinsurer shall comply with the privacy laws applicable to such Personal Information and protect the confidentiality and security of any Personal Information provided to it hereunder by:

a.	holding all Personal Information in strict confidence;
b.	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Personal Information; and
c.	disclosing and using Personal Information received under this Agreement only for purposes of carrying out the Reinsurer’s obligations under this Agreement or as may be permitted under this Agreement or required by applicable law.

To the extent the Reinsurer received any Personal Information in connection with this Agreement, except as otherwise permitted under this Agreement, the Reinsurer agrees to restrict access to Personal Information to those employees and third parties who need to know that information and represents that it has appropriate measures to establish a security program with respect to Personal Information which: (i) ensures the security and confidentiality of Personal Information, (ii) protects against any anticipated threats or hazards to the security or integrity of Personal Information, and (iii) protects against any unauthorized access to or use of Personal Information including access or use that could result in substantial harm or inconvenience to any of the Ceding Company’s consumers or customers.

The Reinsurer agrees that it shall as promptly as reasonably practicable (and in any event in accordance with applicable law) notify the Ceding Company when it becomes aware of a “Breach of Security.”

In addition to such notification, no later than [    ] calendar days after detection (or later if legally acceptable but in no case more than [    ] calendar days) of such breach of security, the Reinsurer will also provide Ceding Company with a report summarizing all available information about the Breach of Security, which will include, at a minimum, the following: date, time, description, how the breach of security was detected, systems and/or data (including Personal Information) subject to unauthorized access and the other likely consequences of the Breach of Security, root cause, corrective action taken to date and any additional planned actions. The Reinsurer shall provide reasonable support and assistance to the Ceding Company in investigating or responding to any Breach of Security. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, use, loss or disclosure of Personal Information or Company Information as defined in Exhibit J, whether by internal or external source, and whether such information is in electronic, paper or any other format. The initial notice shall be communicated by phone using the following contact information, and the report will be delivered via overnight delivery to the following address:

If to the Company:

Chief Compliance Officer

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

Telephone: 413-788-8411

Email: soc@massmutual.com

The Reinsurer shall comply with the additional data security procedures set forth on Exhibit J – Information Security.

“Personal Information” means personal data, including (a) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (b) any other personal information that (i) constitutes “Personal Information” under the CCPA, (ii) is subject to applicable law related to data security and privacy or (iii) can specifically identify an individual, such as name,

23

Automatic and Facultative YRT Reinsurance Agreement

signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, (c) any information that can be used to authenticate an individual (including, passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers) in any format whether written, electronic or otherwise, or (d) any personally identifiable medical, financial and other personal information, in each case, in any format whether written, electronic, or otherwise, about proposed, current and former applicants, Policy owners, contract holders, insureds, claimants and beneficiaries of Policies covered under this Agreement.

ARTICLE 25: ANTI-MONEY LAUNDERING

Section 25.1 – Anti-Money Laundering

The Reinsurer and Ceding Company have established and maintain Policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.

ARTICLE 26: MATERIAL CHANGES

Section 26.1 – Material Changes

The Ceding Company shall provide the Reinsurer with notice, the form of which is dictated by Article 22 - Notice, for the following changes which the Reinsurer deems “Material” as defined below:

a.	Insolvency or financial impairment.
b.	Change in Ceding Company’s Underwriting issues or guidelines.
c.	Change in Ceding Company’s ownership or control.
d.	Change in the Ceding Company’s Claims Guidelines, Standards and Procedures.
e.	Change to the status, benefits or other material feature of the policy forms or product specifications.

Material Changes for purposes of this article shall mean revised information that a prudent actuary would consider as reasonably likely to significantly negatively impact the Reinsurer’s risk to an extent that would reasonably require a change in the terms of the Agreement. This Agreement will not extend to Policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept Policies subject to the Material Change.

ARTICLE 27: THE FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA)

Section 27.1 - FATCA

Both the Reinsurer and the Ceding Company agree to provide all information necessary to comply with the Foreign Account Tax Compliance Act (FATCA) consistent with Sections 1471 – 1474 of the US Internal Revenue Code and any Treasury Regulations, or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, any information necessary for the Parties to enter into an agreement described in Section 1471(b) of the US Internal Revenue Code and to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreements between the US and any other jurisdictions relating to FATCA. This information shall be provided promptly upon reasonable request by either Party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect.

The Parties to this Agreement acknowledge that if it fails to supply such information on a timely basis, it may be subject to a 30% US withholding tax imposed on payments of US source income.

24

Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 28: TERMINAL ACCOUNTING AND SETTLEMENT

Section 28.1 – Termination Accounting and Settlement

In the event that this Agreement is terminated for both in-force and new business, for any reasons, a terminal accounting and settlement shall occur.

The “Terminal Accounting Date” shall be the earliest of: (a) the effective date of termination of this Agreement, or (b) any other date mutually agreed by the parties in writing.

The final settlement amount shall be determined as follows:

[    ]

Reinsurer shall provide the calculation of the final settlement amount to the Ceding Company or its rehabilitator, receiver, or liquidator within [    ] days of the Terminal Accounting Date. The Ceding Company or its rehabilitator, receiver or liquidator shall have [    ] days from the date Reinsurer provides the calculation and supporting data and information to review and validate it. In the event the Ceding Company or its rehabilitator, receiver or liquidator is not able to reasonably validate the calculation, then Reinsurer or the Ceding Company or its rehabilitator, receiver or liquidator as the case may be, shall deposit the final settlement amount into escrow and proceed to cause an arbitration of the matter pursuant to Article 20 - Arbitration of this Agreement. Any amount so deposited shall be subject to adjustment as a result of arbitration.

If the Ceding Company or its rehabilitator, receiver, or liquidator validates the final settlement amount, it shall be paid on [    ] day following the Terminal Accounting Date. In the event the final settlement amount is positive, Reinsurer shall make payment to the Ceding Company or its rehabilitator, receiver or liquidator. In the event the final settlement amount is negative, the Ceding Company or its rehabilitator, receiver or liquidator shall make payment to Reinsurer.

It is the intent of the Parties that under all circumstances any payments determined to be due to either Party under this Section 28.1 shall be fully and completely subject to offset as provided under the terms of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

25

Automatic and Facultative YRT Reinsurance Agreement

ARTICLE 29: EXECUTION

IN WITNESS WHEREOF, the Parties hereto execute this Agreement in good faith:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	7/18/2024
Chad Madore
Head of Reinsurance Development & Management

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	7/18/2024
Chad Madore
Head of Reinsurance Development & Management

C.M. LIFE INSURANCE COMPANY

By:	/s/ Chad Madore	Date:	7/18/2024
Chad Madore
Head of Reinsurance Development & Management

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Alex Yang	Date:	7/17/2024
Alex Yang
AVP & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Glenn Beuschel	Date:	7/18/2024
Glenn Beuschel
AVP, Treaty

26

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT A: Retention Limits of the Ceding Company

[table deleted]

27

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT B: [    ]

[    ]

28

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT B-1: COLI Plans Covered and Binding Limits

B.1	Plan, Riders and Benefits

a)	Issuing Companies: Policies issued by the MML Bay State Life Insurance Company of Enfield, Connecticut, C.M. Life Insurance Company of Enfield, Connecticut, or Massachusetts Mutual Life Insurance Company of Springfield, Massachusetts, may be reinsured under this Agreement.

b)	Type of Business: Corporate Owned Life Insurance (COLI) non-experience rated business only. [ ].

c)	Plans of Insurance: COLI policies and the following riders: Supplemental Monthly Term Rider. Rider coverage not requiring evidence of insurability shall be [ ] when exercised.

d)	Eligible Policies: Policies and increases that are entered into the Ceding Company’s new business system on or after the Effective Date of this Agreement or those Policies issued as continuations of such Policies under the Agreement.
•	Strategic Life 18.22 (SL18.22)
•	[ ]
•	[ ]

e)	Issue Ages:

SL18.22 policies [    ]

[    ]

[    ]

29

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT C: Underwriting Guidelines

[    ]

30

Automatic and Facultative YRT Reinsurance Agreement

Background

31

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT D:

This page is purposely left blank.

32

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT E: Reinsurance Premium Rates

E.1	Reinsurance Premium Rates

[    ] = reinsurance premium

E.2	Reinsurance Premium Rates

Reinsurance premiums will be paid annually in advance, based on the annual reinsurance premiums for those Policies crossing their anniversaries in the reporting month. First year premium rates are [    ]. Reinsurance premium rates are attached in Addendum A.

Reinsurance premiums will be paid to the Reinsurer until death, Policy maturity/expiry, lapse or [    ], unless otherwise mutually agreed to in writing.

There is no additional reinsurance premium payable for reinsured riders, except to the extent that for any reinsured riders which increase the [    ], such increases shall be paid for [    ].

E.3	Policy Fees

No Policy fees shall be paid under this Agreement.

E.4	Age Basis

[    ]

COLI – Age last birthday

E.5	Flat Extras

Policies with permanent and temporary flat extra ratings will have reinsurance premiums that are [    ].

(2)	[ ];

(3)	[ ]

*Permanent flat extras [    ].

E.6	Table Rated Risks

For life insurance on a fully underwritten basis, on a risk classified as substandard which is assigned a table rating, the reinsurance premium rates [    ].

Permanent ratings will drop off the Policy after the later of [    ]. If the insured’s underwriting classification changes to one of the standard classes, then the rating would no longer apply, and the rating can be terminated prior to the greater of [    ] in accordance with Article 9 – Reductions, Terminations and Changes, Section 9.3.

33

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT F: DAC Tax Schedule

Treasury Regulation Section 1.848-2 (g) (8) Election. The Ceding Company and the Reinsurer hereby agree to the following pursuant to Treasury Regulation Section 1.848-2 (g) (8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the execution date of the Agreement and for all subsequent taxable years for which this Agreement remains in effect.

1.	The term “Party” shall refer to either the Ceding Company or the Reinsurer as appropriate.

2.	The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect December 1992.

3.	The Party with the net positive consideration (or gross premiums and other considerations as applicable) for this Agreement for each taxable year shall capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions’ limitation of Section 848 (c) of the Internal Revenue Code of 1986, as amended.

4.	Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.	The Ceding Company shall submit a schedule to the Reinsurer by [ ] of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company shall report such net consideration in its tax return for the preceding calendar year.

6.	The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within [ ] calendar days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

7.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the Parties shall act in good faith to reach an agreement as to the correct amount within [ ] calendar days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each Party shall report such amount in their respective tax returns for the previous calendar year.

8.	The Parties shall list the Agreement on the DAC Tax Schedule of their Federal Income Tax Return for the year in which the Agreement becomes effective, thereby specifying that the joint election herein has been made for the Reinsurance Agreement of which this Schedule is a part.
34

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT G: Reporting Requirements

Reinsurance shall be self-administered by the Ceding Company. The Ceding Company shall maintain up-to-date records on business under the Agreement for reporting new issues, renewals, deaths, lapses and other adjustments on each reinsured Policy or rider and shall provide reports to the Reinsurer subsequent to the close of each reporting period. The reporting period shall be [    ]. The reports shall consist of sufficient detail for the Reinsurer to determine its amount of risk on reinsured Policies and riders and to verify reinsurance premiums. Reports provided shall be the following:

Bordereau Detail Reports:

New business and change reports shall be provided to the Reinsurer on a bordereau basis and include the following items:

Policy Number	Joint Life Information
Name of the Insured	Policy Face Amount
Sex	Reinsurance Amount(s) Issued
Date of Birth	Retained Amount
Issue Age	Reinsurance Net Amount at Risk
Policy Date	Death Benefit Option
Policy Year	Reinsurance Premiums
Policy Duration	Reinsurance Commission or Allowances
Transaction Type*	Policy Fee
Transaction Effective Date	Premium Taxes Reimbursed
Table Rating	Cash Values Reimbursed
Flat Extra Amount and Duration	Dividends Reimbursed
Plan Name or Code	Net Amount due the Reinsurer or the Ceding Co.
Underwriting Classification

* Transaction codes may be used to identify Policy activity affecting reinsurance including new reinsurance issued, continuation of coverage, and Policy movements or changes such as:

Not Takens	Decrease in Amount
Surrender	Cancellation of Reinsurance
Lapse	[ ]
Reinstatement	Death
Conversion	Expiration
Exchange	Other Changes
Increase in Amount

Listings shall be provided separately for new issues, renewals, terminations, and other adjustments.

35

Automatic and Facultative YRT Reinsurance Agreement

Summary Reports

Summary reports shall be provided to the Reinsurer, which include appropriate subtotals and totals of premiums, commissions and allowances, and premium tax by reporting category and in total. Policy exhibit summaries shall also be provided to the Reinsurer showing the reinsured amounts at the beginning of the reporting period, any increases, decreases and terminations during the reporting period, and the reinsured amounts at the end of the reporting period.

Electronic Reporting

The Reinsurer may request receipt of reinsurance data from the Ceding Company via an electronic medium (magnetic tape, magnetic disk, or electronic data interchange) as shall be available to the Ceding Company. Monthly transaction data and quarterly inforce data is currently available via electronic data interchange (FTP).

Note:	The detail and summary reports and the electronic forms will be in either the standard TAI Reinsurance format or a modified TAI Reinsurance format. These formats shall be made available to the Reinsurer. Any changes to the format shall be communicated to the Reinsurer.
36

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT H: Special Net Risk Calculations

1.	For the Ceding Company’s Universal Life type and Variable Life type plans, the Policy Net Amount at Risk shall be the death benefit less the Policy account value at the end of each policy year.

[    ].

COLI

[    ]

2.	The methods of calculating the Policy Net Amount at Risk described above may not be appropriate under a given plan of insurance. In such cases, the Policy Net Amount at Risk will be a method that is mutually agreeable to both Parties.
37

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT I

This page is intentionally left blank.

38

Automatic and Facultative YRT Reinsurance Agreement

EXHIBIT J: Information Security

The Reinsurer shall develop and employ administrative, technical, and physical access control procedures, restrictions and safeguards, including the appropriate use of multi-factor authentication for remote connections, to protect its computer and communication environment, including any Company Information stored thereon, against unauthorized access, use, alteration, or destruction. “Company Information” shall mean any data transferred to the Reinsurer by the Ceding Company in connection with this Agreement (including any Personal Information). The Reinsurer agrees that Company Information shall be deemed “Confidential Information” and shall be used by the Reinsurer only in as permitted in this Agreement.

Without limiting any other obligations hereunder, Reinsurer represents and warrants to the Ceding Company that it has implemented and will maintain an information security program that includes reasonable and appropriate physical, technical and administrative measures to safeguard Personal Information, including but not limited to:

a.	Written information security Policies and procedures;
b.	Industry standard access controls to limit access to Personal Information and systems containing Personal Information only to those who need such access to perform its obligations under this Agreement, including requiring the use of multi-factor authentication for any remote access to Personal Information or systems with access to Personal Information;
c.	User identification and password standards, including length and configuration attributes (character composition, expiration term, no sharing of accounts, separate privileged user accounts from non-privileged user accounts, etc.);
d.	Industry accepted methods of secure encryption of Personal Information in transit over public networks and of data storage and backups of Personal Information at rest;
e.	Maintaining regular data backup and recovery systems of Personal Information and any other data or systems;
f.	Secure logging of all access and changes to Personal Information;
g.	Regular vulnerability scans and a managed patch management process to redress any identified vulnerabilities; and
h.	Maintaining and updating all systems, hardware and software for which Reinsurer is responsible in the performance of its obligations under this Agreement such that they remain under support by the applicable manufacturer or provider.

To the extent the Reinsurer receives Personal Information from the Ceding Company Reinsurer shall not (A) sell the Personal Information received in connection with this Agreement, (B) retain, use, or disclose the Personal Information for any purpose other than as permitted under this Agreement, or (C) retain, use or disclose the applicable Personal Information outside of the direct business relationship between Reinsurer and the Ceding Company, except as where permitted in Section 21.1. By signing this Agreement, Reinsurer certifies that it understands and will comply with the restrictions and obligations under applicable law relating to Personal Information, including the restrictions and obligations in the previous sentence.

The Reinsurer shall operate, monitor, review and continually improve a written information security program in accordance with security best practices (i.e. ISO 27001 and NIST CSF), as same may be amended, supplemented or restated from time to time. Reinsurer must also provide supplemental information about its current information security program by answering security questionnaires and providing additional documentation (i.e. SOC reports, SIG, Policy, Standard and Guidelines). The Reinsurer shall implement, maintain, assess, monitor, and enforce compliance in all material respects with the Reinsurer’s information security program.

The Reinsurer shall develop and employ disaster recovery and business continuity plans to ensure that the Reinsurer will continue to provide reinsurance as contemplated under this Agreement. The Reinsurer shall comply in all material respects with all applicable law and industry standards relating to privacy, the protection of personal information and data protection (including without limitation applicable security breach notification obligations).

The Reinsurer shall develop and employ administrative and technical procedures for the encryption of Company Information both in transit and at rest to the extent appropriate.

The Reinsurer shall provide the Ceding Company or, as the Ceding Company may reasonably require, the Ceding Company’s representatives or government authorities, directly or in association with an auditor or analyst, additional information (including but not limited to reports confirming the adequacy and effectiveness of the Reinsurer’s control environment) regarding the data center architecture, systems and procedures used in connection with the reinsurance provided by the Reinsurer under this Agreement in order to evaluate the Reinsurer’s compliance with security, confidentiality and privacy obligations, detect and assess potential vulnerabilities, and evaluate the Reinsurer’s preparedness for contingencies that could affect such reinsurance. The Reinsurer will (and will cause its subcontractors to) keep and maintain complete and correct books, records and documentation relating to the reinsurance provided under this Agreement.

The Reinsurer shall not transfer, store or process any Company Information in any location outside of the United States of America,

39

Automatic and Facultative YRT Reinsurance Agreement

Canada or Germany, except as may otherwise be required for reporting to the Reinsurer’s retrocessionaires or by the Reinsurer’s group internal processes and procedures.

The Reinsurer will implement reasonable industry standard personnel and administrative controls to mitigate security risks, including but not limited to: (a) background checks on the Reinsurer’s United States employees with administrator access to the Reinsurer’s hosting platform; and (b) limiting access to the Reinsurer’s hosting platform to authorized individuals.

The Reinsurer shall not permit any subcontractor to access Company Information except for the uses otherwise provided in this Agreement, and the Reinsurer shall prohibit such subcontractors from using Company Information for any other purpose. The Reinsurer remains responsible for its subcontractors’ compliance with the obligations of the Reinsurer under this Agreement. The Reinsurer shall require any subcontractors to whom the Reinsurer transfers Company Information or permits access to the Reinsurer’s computer or communications environment, to enter into a written agreement with the Reinsurer requiring the subcontractor abide by terms no less protective than this Agreement for protection of the Company Information.

The Reinsurer shall indemnify the Ceding Company for actual, direct damages or costs incurred by Ceding Company due to the Reinsurer’s violation of its information security obligations hereunder including (i) governmental fines and/or penalties imposed on the Ceding Company, (ii) costs of remedial actions required of Ceding Company by law, and (iii)) costs reasonably incurred by Ceding Company relating to required notice of data breach to affected customers of Ceding Company.

40

Automatic and Facultative YRT Reinsurance Agreement

ADDENDUM A: Reinsurer Premium Rates

[    ]

41